Exhibit 99.1

Pier 1 Imports, Inc. Announces First Quarter Sales

FORT WORTH, Texas--(BUSINESS WIRE)--June 2, 2011--Pier 1 Imports, Inc. (NYSE:PIR) today reported sales results for the first quarter ended May 28, 2011.

First Quarter Highlights

  Comparable store sales increase of 10.2% versus last year’s increase of 14.3%
  Merchandise margins expected to be approximately 59.5% of sales versus 58.6% last year
  Earnings per share expected to be $0.11 to $0.12

Comparable store sales for the first quarter ended May 28, 2011 increased 10.2% compared to last year’s comparable store sales increase of 14.3% for the first quarter ended May 29, 2010. Total sales for the quarter improved to $335 million compared to $306 million in the year-ago quarter. The comparable store sales increases for the first quarter were driven by increases in traffic, conversion rate and average ticket. Merchandise margins were very strong and will be approximately 59.5% of sales, up from last year’s first quarter merchandise margins of 58.6% of sales. First quarter earnings are expected to be in a range of $0.11 to $0.12 per share versus last year’s first quarter reported earnings of $0.07 per share.

Alex W. Smith, President and Chief Executive Officer, commented, “We are very pleased with our first quarter sales results. Our customers responded positively to our spring assortments throughout the quarter and we continue to see strong merchandise margin trends across all merchandise categories. We look forward to discussing our first quarter results during our upcoming conference call.”

First Quarter Conference Call Information

The Company will announce fiscal 2012 first quarter financial results prior to market open on June 16, 2011 and will host a conference call later that morning at 10:00 a.m. Central Time to discuss the results. Investors will be able to connect to the call through the Company’s website at www.pier1.com. The conference call can be accessed by linking through to the “Investor Relations” page to the “Events” page, or you can listen to the conference call by calling 1-800-498-7872, or if international, 1-706-643-0435. The conference ID number is 69756874.

Financial Disclosure Advisory

Management’s expectations and assumptions regarding future results are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements included in this press release. Any forward-looking projections or statements should be considered in conjunction with the cautionary statements and risks contained in the Company’s Annual Report on Form 10-K. Refer to the Company’s most recent SEC filings for any updates concerning these and other risks and uncertainties that may affect the Company’s operations and performance. The Company assumes no obligation to update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied will not be realized.

Pier 1 Imports, Inc. is the original global importer of imported decorative home furnishings and gifts. Information about the Company is available on www.pier1.com.

CONTACT:
Pier 1 Imports, Inc.
Cary Turner, 817-252-8400